Exhibit 99.1

For Immediate Release

Contact:   shareholder relations
  951-271-4232
  shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP LISTS 7.50% SERIES D NON-CUMULATIVE
PREFERRED STOCK ON THE AMERICAN STOCK EXCHANGE

Corona, California – August 21, 2007 - Vineyard National Bancorp (NASDAQ:VNBC)(the “company”), announced today the listing of the company’s 7.50% Series D Non-Cumulative Preferred Stock (“Series D preferred”) on the American Stock Exchange (AMEX®) under the ticker symbol VXC.PR.D.  The company has issued 2,300,000 shares at $10.00 per share for gross proceeds of $23,000,000.

As previously disclosed on June 27, 2007, the company closed, on June 26, 2007, an offering of 2,300,000 shares of the company’s 7.50% Series D Noncumulative Preferred Stock with a $10.00 liquidation preference per share.  The Series D preferred shares may be redeemed for cash at their $10.00 liquidation preference, in whole or in part, at any time on or after June 25, 2012.  The Series D preferred shares are not convertible into or exchangeable for any other property or securities of the company.

AIM Securities, Co., will be the specialists for the company’s Series D preferred.  For further information on VXC.PR.D, please visit www.amex.com.

The company is a $2.4 billion financial holding company headquartered in Corona, and the parent company of Vineyard Bank, N.A. (“Vineyard”), also headquartered in Corona. Vineyard operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The company’s common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com or for additional information on Vineyard and to access internet banking, please visit www.vineyardbank.com.

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.